Exhibit 99.1

Steve Handy, Vice President Corporate Controller,
Corporate Communications
(949) 975-1550
steve.handy@smawins.com

SM&A Reports Second Quarter Revenue of $16.2 Million

     NEWPORT BEACH, Calif., July 20, 2004 — SM&A (Nasdaq: WINS), the world’s leading provider of competition management services and a leading provider of high-value performance assurance services, today reported financial results for the second quarter ended June 30, 2004.

     Revenue for the second quarter were $16.2 million, compared to $18.8 million reported for the comparable period last year. Operating income was $3.3 million compared to $4.9 million reported for the comparable period last year. Net income was $2.3 million or $0.11 per diluted share compared to net income of $2.9 million or $0.14 per diluted share for the comparable period last year.

     Revenue for the first six months ended June 30, 2004 were $34.7 million, compared to $37.5 million reported for the comparable period last year. Operating income was $8.3 million compared to $9.6 million reported for the comparable period last year. Net income was $5.2 million or $0.24 per diluted share compared to net income of $6.7 million or $0.32 per diluted share for the comparable period last year.

     Steven Myers, SM&A chairman and CEO said, “Our sales outlook for the second half of this year remains strong as our pipeline and backlog has increased significantly since the beginning of the year. After the second quarter’s dip, competition management, which is about 55 percent of our business, is expected to increase by over 25 percent for the remainder of the year. This would resume the growth trend we have seen in this line of business that now produces 72 percent more revenue than it did two years ago. Performance assurance work, which is currently 45 percent of our business, has fallen 25 percent from its peak in the first quarter of 2003, primarily due to two large programs that are transitioning to phases where they require less of our services. Meanwhile we believe we have the opportunity to increase our performance assurance work in the coming months as the programs our clients have won are ramping up.”

     Bennett Beaudry, SM&A president and COO said, “In the first half of this year we added 21 new customers who generated $2.7 million of revenue this year. Approximately 60 percent of these clients are outside the aerospace and defense market. Almost 30 percent of our business year to date has been outside the aerospace and defense market. We believe our success in adding new customers is a direct result of our hiring more account executives to develop new markets outside of our traditional customer base. This growth validates our strategy of expanding our client base and shows that our services are portable across multiple vertical markets. Our revenue for the first half of this year was affected by proposal and program delays and the maturation of some existing programs we currently support. Further, it appears that the war in Iraq may have delayed both the timing of awards as well as program starts. We see multiple opportunities for new performance assurance work, which gives us confidence in our outlook for the remainder of the year and into 2005.”

     Executive vice president and CFO Cathy Wood said, “In May 2004, we updated our guidance by stating our second quarter revenue would decrease approximately 15 percent over the comparable period last year. The actual results were a decline of 14 percent. Our gross margin as a percentage of revenue increased to 46.3 percent, compared to 44.3 percent in the second quarter of 2003. This improvement was due to an increase in the level of success fees totaling $641,000 for the three months ending June 30, 2004. Our SG&A expenses increased $766,000 over the same period of the prior year due to the increased number of account executives that we have hired and the related infrastructure support and the costs associated with the implementation of the Sarbanes-Oxley Act of 2002. Under the share repurchase plan announced in May 2004, we have purchased 34,200 shares at a total cost of $274,000.”

Financial Notes

•	Revenue for the second quarter were $16.2 million, compared to $18.8 million reported for the comparable period last year.

•	Net income for the second quarter was $2.3 million, compared to $2.9 million reported for the comparable period last year.

•	Earnings per diluted share for the second quarter were $0.11 compared to $0.14 reported for the comparable period last year.

•	Gross margin as a percentage of revenue was 46% compared to 44% reported for the comparable period last year.

•	Eleven new customers were added in the second quarter, generating revenue of $1.5 million.

•	Our average deployed headcount for the second quarter was 146 people.

•	17 Account Executives were on staff at the end of the second quarter 2004.

•	Cash and cash equivalents increased to $21.4 million.

Forecast

     “The proposal and program shifts that occurred during the first half of this year, combined with the volume of upcoming opportunities and our strong pipeline activity, leads us to believe that we will see an increase in revenues from competition management and performance assurance services in the second half of the year. Due to the weakness experienced in the first half of this year, we expect our full year revenue to be on the same level as last year,” stated Cathy Wood, CFO.

Conference Call — Tuesday, July 20, 2004, 1:30 p.m., PDT

     Participants can dial (800) 677-1840 approximately 10 minutes before the scheduled start of the call. The call will also be accessible live at the Investor Relations page of the website at www.smawins.com by clicking on the Webcast link. Following its completion, an audio replay may be accessed for one week by dialing (800) 642-1687 or (706) 645-9291, access code 8752776.

About SM&A

     SM&A is the world’s leading provider of competition management services, and a leading provider of high-value performance assurance services. SM&A’s more than 315 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed in excess of 820 proposals worth more than $271 billion for its clients, and has an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

The statements in this press release that refer to expectations for the second quarter, forecasts for the remainder of fiscal year 2004, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; change in presidential administration; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-Q for first quarter ended March 31, 2004, and Form 10-K for the year ended December 31, 2003. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30	December 31
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,430	$17,712
Accounts receivable, net	13,906	12,178
Prepaid expenses and other current assets	257	310
Deferred income taxes	752	752

Total current assets	36,345	30,952
Fixed assets, net	740	723
Other assets	147	128

	$37,232	$31,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$511	$683
Accrued compensation and related benefits	3,810	3,637
Income taxes payable	1,089	1,440
Net liabilities of discontinued operations	1,023	1,359

Total current liabilities	6,433	7,119
Deferred income taxes	45	45
Other liabilities	195	206

Total liabilities	6,673	7,370
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock	—	—
Common stock	53,118	52,215
Accumulated deficit	(22,559)	(27,782)

Total shareholders’ equity	30,559	24,433

	$37,232	$31,803

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$16,159	$18,782	$34,646	$37,527
Cost of revenue	8,670	10,469	18,814	21,181

Gross margin	7,489	8,313	15,832	16,346
Selling, general and administrative expenses	4,188	3,422	7,578	6,746

Operating income	3,301	4,891	8,254	9,600
Interest income, net	48	9	78	10

Income before income taxes	3,349	4,900	8,332	9,610
Income tax expense	1,066	2,010	3,109	2,942

Net income	$2,283	$2,890	$5,223	$6,668

Net income per share:
Basic	$0.11	$0.15	$0.26	$0.34
Diluted	$0.11	$0.14	$0.24	$0.32
Shares used in calculating net income per share:
Basic	20,541	19,876	20,470	19,802
Diluted	21,661	21,360	21,701	21,110